Exhibit 99.1

Press Release	Source: BOE Financial Services of Virginia, Inc.

BOE Financial Services of Virginia, Inc. Reports 4th Quarter and Annual Earnings

Monday January 29, 9:01 am ET

Net Income Increases 9.2% in Fourth Quarter 2006

Total Assets Increase 7.5% in 2006

TAPPAHANNOCK, Va., Jan. 29 /PRNewswire-FirstCall/ — BOE Financial Services of Virginia, Inc. (Nasdaq: BSXT - News), parent company of its wholly-owned subsidiary Bank of Essex, announced the results of operations for the fourth quarter of 2006. Net income for the fourth quarter of 2006 was $913,000, an increase of $77,000, or 9.2%, over net income of $836,000 for the same period in 2005. The increase in net income included cumulative non-recurring items of $288,000, before income tax expense, and an increase of $11,000 in gain on sale of securities. Additionally, strong asset quality resulted in a $75,000, or 100.0%, reduction in provision for loan losses. Offsetting these increases to net income for the fourth quarter of 2006 compared to the same period in 2005 was a decrease of $204,000 in net interest income, an increase of $11,000 in income tax expenses and $288,000 in noninterest expenses, $180,000 of which was a portion of the non-recurring items noted above. Earnings per common share were $0.75 for the fourth quarter in 2006 compared to $0.69 for the same period in 2005.

For the year ended December 31, 2006, the Company reported net income of $3.123 million, compared to net income of $3.101 million for 2005, an increase of $22,000, or 0.7%. The increase in net income included a $490,000 gain on the sale or disposal of other properties from the sale of a bank building, and a $175,000 increase in noninterest income. Also improving net income was a 47.9%, or $115,000, reduction in provision for loan losses. Offsetting these increases in net income for 2006 compared to 2005 was a decrease of $112,000, or 1.1%, in net interest income. Comprising net interest income was a $2.391 million, or 16.7%, increase in interest income which was offset by an increase of $2.503 million, or 56.0%, in interest expenses caused by fierce competition among banks for funding and an inverted yield curve throughout much of 2006. Also affecting net income was an increase of $630,000 in noninterest expenses, $93,000 of which was related to the opening of a new headquarters during 2006. Earnings per common share were $2.58 for the full year 2006 compared to $2.58 for the same period in 2005. Average diluted shares outstanding increased by 6,301 during 2006.

George M. Longest, Jr., President and CEO stated: “2006 was an exciting and challenging year for BOE Financial Services of Virginia. We have been pleased with the customer and community response to the opening of our new headquarters building in Tappahannock. Operationally, we continued to focus on net interest income and loan quality, thus minimizing pressure on the net interest margin and reducing the amount of expense necessary to support reserves. These positive results were especially noteworthy considering we were operating in a flat to inverted yield curve throughout the year.”

Total assets on December 31, 2006 were $281.5 million, an increase of 7.5%, or $19.6 million, over total assets of $261.9 million December 31, 2005. Loans, net of allowance for loan losses, increased 7.9%, or $14.3 million, and were $194.5 million on December 31, 2006. Total deposits grew 3.5%, or $7.7 million, to end 2006 at $230.9 million.

BOE Financial Services of Virginia, Inc. operates six full service Bank of Essex offices and offers a broad range of financial services to consumers and businesses in Tappahannock, Central Garage, Mechanicsville, West Point and Glen

Allen, Virginia. BOE Financial Services’ stock price closed at $30.86 per share on January 25, 2006. The Bank’s stock ticker symbol is BSXT and is listed on NASDAQ.

Contact: Bruce E. Thomas, Senior Vice President and Chief Financial Officer (804)-443-4343 or bthomas@bankofessex.com.

Certain statements in the document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in BOE Financial Services of Virginia, Inc.’s filings with the Securities and Exchange Commission.

BOE Financial Services of Virginia, Inc.

Balance Sheet (Unaudited) (in thousands)

	12/31/2006	12/31/2005	Percent change
Assets
Cash and due from banks	$5,520	$7,365	-25.1%
Federal funds sold	—	—	0.0%
Investment securities	58,963	55,393	6.4%
Equity securities, restricted, at cost	1,553	1,188	30.7%
Loans held for sale	—	—	0.0%
Loans, net of allowance for loan losses ($2,400 in ‘06 and $2,249 in ‘05)	194,491	180,208	7.9%
Bank premises and equipment, net	10,442	6,339	64.7%
Accrued interest receivable	1,363	1,191	14.4%
Intangible assets	524	650	-19.4%
Other assets	8,672	9,597	-9.6%
Total assets	$281,528	$261,931	7.5%
Liabilities
Non-interest bearing deposits	$27,809	$30,785	-9.7%
Interest bearing deposits	203,056	192,346	5.6%
Total deposits	$230,865	$223,131	3.5%
Federal funds purchased	3,207	1,810	77.2%
Federal Home Loan Bank advances	12,000	5,000	140.0%
Accrued interest payable	851	526	61.8%
Other liabilities	2,434	1,105	7.4%
Trust preferred capital notes	4,124	4,124	0.0%
Total liabilities	$253,481	$235,696	7.5%
Stockholders’ Equity
Common stock	$6,041	$5,990	0.9%
Surplus	5,477	5,264	4.0%
Retained earnings	17,256	15,060	14.6%
Accumulated other comprehensive income (loss)	(727)	(79)	820.3%
Total stockholders’ equity	$28,047	$26,235	6.9%
Total liabilities and stockholders’ equity	$281,528	$261,931	7.5%

BOE Financial Services of Virginia, Inc.

Income Statement (Unaudited) (in thousands)

	For the quarter ended 12/31/2006	For the quarter ended 12/31/2005	Percent change
Interest income	$4,224	$3,690	14.5%
Interest expense	2,013	1,275	57.9%
Net interest income	$2,211	$2,415	-8.4%
Provision for loan losses	—	75	-100.0%
Net interest income after provision for loan losses	$2,211	$2,340	-5.5%
Noninterest income	481	488	-1.4%
Securities gain /(loss)	6	(5)	-220.0%
Gain/(loss) other properties	477	(23)	2173.9%
Noninterest expenses	2,062	1,775	16.2%
Income taxes	200	189	5.8%
Net income	$913	$836	9.2%
Earnings per share, fully diluted	$0.75	$0.69	0.0%

BOE Financial Services of Virginia, Inc.

Income Statement (Unaudited) (in thousands)

	For the year ended 12/31/2006	For the year ended 12/31/2005	Percent change
Interest income	$16,734	$14,343	16.7%
Interest expense	6,972	4,469	56.0%
Net interest income	$9,762	$9,874	-1.1%
Provision for loan losses	125	240	-47.9%
Net interest income after provision for loan losses	$9,637	$9,634	0.0%
Noninterest income	1,796	1,621	10.8%
Securities gain /(loss)	(13)	3	-533.3%
Gain/(loss) other properties	467	(23)	2130.4%
Noninterest expenses	7,892	7,262	8.7%
Income taxes	872	872	0.0%
Net income	$3,123	$3,101	0.7%
Earnings per share, fully diluted	$2.58	$2.58	0.0%